Exhibit 10(a)

[SUTHERLAND ASBILL & BRENNAN LLP]

MARY E. THORNTON
DIRECT LINE: 202.383.0698
Internet: mary.thornton@sablaw.com

CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of Post-Effective Amendment No. 6 to Form N-4 (File No. 333-119797) for ML of New York Variable Annuity Separate Account D of ML Life Insurance Company of New York. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Mary E. Thornton
Mary E. Thornton

Washington, D.C.
April 25, 2008